Exhibit 99.1

NEWS RELEASE

For information, contact:

Media – Lisa Martin (713) 309-4890

Investors – Doug Pike (713) 309-7141

Lyondell Completes Tender Offer for Its

9.625 Percent Senior Notes Due 2007

HOUSTON (Oct. 3, 2006) – Lyondell Chemical Company (NYSE: LYO) announced today the completion of its cash tender offer for its 9.625 percent, Series A, Senior Secured Notes due 2007 (“Notes”).

The tender offer expired at 12:00 midnight ET on Monday, Oct. 2, 2006, with approximately $762 million in aggregate principal amount of Notes tendered and accepted for purchase, representing approximately 90 percent of outstanding Notes. An aggregate principal amount of approximately $87 million of Notes remain outstanding.

J.P. Morgan Securities Inc. served as the exclusive dealer manager for the offer.

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Lyondell Chemical Company, headquartered in Houston, Texas, is North America’s third-largest independent, publicly traded chemical company. Lyondell is a major global manufacturer of basic chemicals and derivatives including ethylene, propylene, titanium dioxide, styrene, polyethylene, propylene oxide and acetyls. It also is a refiner of heavy, high-sulfur crude oil and a significant producer of gasoline-blending components. Lyondell is a global company operating on five continents and employs approximately 11,000 people worldwide.

SOURCE: Lyondell Chemical Company

Lyondell Chemical Company

www.lyondell.com